Exhibit 99





              AGREEMENT TO FURNISH DEBT INSTRUMENTS


     Pursuant to Instruction 3 (b)(4)(iii) to Item 601 of Regulation S-K, Carpenter has not included as an Exhibit any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of Carpenter. Carpenter agrees, pursuant to this Instruction, to furnish a copy of any such instrument to the Securities and Exchange Commission upon request of the Commission.




CARPENTER TECHNOLOGY CORPORATION


By   /s/John R. Welty
     -----------------
       John R. Welty
       Vice President,
       General Counsel and Secretary

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